UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Definitive Proxy Statement
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STARBUCKS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STARBUCKS CORPORATION
2401 UTAH AVENUE SOUTH
SEATTLE, WASHINGTON 98134

Supplement to Proxy Statement
for
The 2023 Annual Meeting of Shareholders
to be held on March 23, 2023

This supplement, dated March 3, 2023, supplements the definitive proxy statement (the “Proxy Statement”) of Starbucks Corporation (the “Company” or “Starbucks”) filed with the Securities and Exchange Commission on January 27, 2023, relating to the Company’s Annual Meeting of Shareholders to be held on March 23, 2023. The purpose of this supplement is solely to provide additional disclosure regarding our shareholder proposals.

Proposal 8 - Shareholder Proposal Regarding Assessment of Worker Rights Commitments

Starbucks would like to clarify that the human rights impact assessment referenced in its statement in opposition to Proposal 8 - Shareholder Proposal Regarding Assessment of Worker Rights Commitments will be conducted by independent third parties, including those with appropriate subject-matter expertise with respect to the referenced deeper-level review of the principles of freedom of association and the right to collective bargaining. We expect to make the results of the human rights impact assessment available to shareholders, stakeholders, and other interested parties by the end of our 2023 fiscal year, subject to the legal privilege considerations described in our board recommendation.

Proponents of Shareholder Proposals

Proposal 5 – Report on Plant-Based Milk Pricing (PETA – People for the Ethical Treatment of Animals)
Proposal 6 – CEO Succession Planning Amendment (SOC Investment Group and Leah Martin)
Proposal 7 – Annual Reports on Company Operations in China (NLPC – National Legal and Policy Center)
Proposal 8 – Assessment of Worker Rights Commitments (Trillium ESG Global Equity Fund, New York City Comptroller on behalf of New York City Retirement Systems, PIRC on behalf of Merseyside Pension Fund, SHARE - Shareholder Association for Research and Education on behalf of the Catherine Donnelly Foundation)
Proposal 9 – Creation of Board Committee on Corporate Sustainability (NCPPR – National Center for Public Policy Research)

We will promptly provide each shareholder proponent’s address, and, to our knowledge, share ownership upon a shareholder’s oral or written request given to our corporate secretary at Starbucks Corporation, 2401 Utah Avenue South, Seattle, Washington 98134.

Except as specifically revised by the information contained herein, this supplement does not modify, amend, or otherwise affect any of the other information set forth in the Proxy Statement. This supplement should be read with the Proxy Statement, and, from and after the date of this supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby.